Exhibit 99.1

P R E S S R E L E A S E

FOR IMMEDIATE RELEASE	Investor Contact: Martie Edmunds Zakas
January 28, 2009	Sr. Vice President - Strategic Planning & Investor Relations
770-206-4237
mzakas@muellerwp. com

Media Contact: John Pensec
Director - Corporate Communications and Public Affairs
770-206-4240
jpensec@muellerwp. com

MUELLER WATER PRODUCTS ANNOUNCES STOCKHOLDER APPROVAL OF CONVERSION OF SERIES B COMMON STOCK INTO SERIES A COMMON STOCK

ATLANTA - Mueller Water Products, Inc. (NYSE: MWA.B, MWA) announced that its stockholders approved a proposal to simplify the Company’s capital structure by converting its Series B common stock (NYSE: MWA.B) into its Series A common stock (NYSE: MWA) pursuant to a provision for that conversion in the Company’s Restated Certificate of Incorporation.

As a result of the conversion, each outstanding share of Series B common stock will be converted into one share of Series A common stock. Trading of the Series B common stock on the New York Stock Exchange is expected to cease prior to the open of trading on January 29, 2009.

All stockholders will have the same economic ownership of Mueller Water Products that they had prior to the conversion. Each share of common stock will be entitled to one vote. Class B stockholders had eight votes per share under the dual-class structure, which was established prior to Mueller Water Products’ 2006 initial public offering.

About Mueller Water Products

Mueller Water Products is a leading North American manufacturer and marketer of infrastructure and flow control products for use in water distribution networks and treatment facilities. Its broad product portfolio includes engineered valves, hydrants, ductile iron pipe and pipe fittings, which are used by municipalities, as well as the residential and non-residential construction, oil and gas, HVAC and fire protection industries. With latest 12 months net sales of $1.9 billion, the Company is comprised of three operating segments: Mueller Co., U.S. Pipe and Anvil. Based in Atlanta, Georgia, the Company employs approximately 6,500 people. Mueller Water Products Series B common stock and Series A common stock trade on the New York Stock Exchange under the ticker symbols MWA.B and MWA, respectively. For more information about Mueller Water Products, please visit the Company’s Web site at www.muellerwaterproducts.com.

-MWA-

1200 Abernathy Road, N.E, | Suite 1200 | Atlanta, GA 30328

www.muellerwaterproducts.com